Exhibit 5.1

1271 Avenue of the Americas
New York, New York 10020
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
February 5, 2025	Century City	Paris
	Chicago	Riyadh
	Dubai	San Diego
MicroStrategy Incorporated	Düsseldorf	San Francisco
1850 Towers Crescent Plaza	Frankfurt	Seoul
Tysons Corner, Virginia 22182	Hamburg	Silicon Valley
	Hong Kong	Singapore
	Houston	Tel Aviv
Re: Registration Statement on Form S-3	London	Tokyo
(Registration No. 333-284510); 8.00% Series A Perpetual Strike Preferred Stock	Los Angeles	Washington, D.C.
of MicroStrategy Incorporated	Madrid

To the addressee set forth above:

We have acted as special counsel to MicroStrategy Incorporated, a Delaware corporation (the “Company”), in connection with issuance and sale of 7,300,000 shares of the Company’s 8.00% Series A Perpetual Strike Preferred Stock, $0.001 par value per share, of the Company (the “Perpetual Strike Preferred Stock”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 27, 2025 (Registration No. 333-284510) (as so filed and as amended, the “Registration Statement”), a base prospectus, dated January 27, 2025, included in the Registration Statement at the time it originally became effective under the Securities Act (the “Base Prospectus”), a preliminary prospectus supplement, dated January 27, 2025, filed with the Commission pursuant to Rule 424(b) under the Securities Act (such preliminary prospectus supplement, together with the Base Prospectus, the “Preliminary Prospectus”), a prospectus supplement, dated January 30, 2025, filed with the Commission pursuant to Rule 424(b) under the Securities Act on February 3, 2025 (the “Prospectus Supplement,” and, together with the Base Prospectus, the “Prospectus”), and an underwriting agreement, dated January 30, 2025, between the Company and the representative of the several underwriters named therein (the “Underwriting Agreement”). The Perpetual Strike Preferred Stock is convertible, in accordance with the terms of the certificate of designations, dated February 5, 2025, establishing the terms of the Perpetual Strike Preferred Stock (the “Certificate of Designations”), into shares of the Company’s Class A common stock, $0.001 par value per share (the “Common Stock”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the issue of the Perpetual Strike Preferred Stock and the issue of shares of Common Stock upon conversion of the Perpetual Strike Preferred Stock.

February 5, 2025

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon oral and written statements and representations of officers and other representatives of the Company and others as to factual matters without having independently verified such factual matters. We have assumed the genuineness of all signatures, including any endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of such copies.

We are opining herein as to the Delaware General Corporation Law (the “DGCL”), and we express no opinion with respect to the applicability to the opinions expressed herein, or the effect thereon, of any other laws or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.

The Perpetual Strike Preferred Stock has been duly authorized by all necessary corporate action of the Company, and, when such Perpetual Strike Preferred Stock is issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, such Perpetual Strike Preferred Stock will be validly issued, fully paid and non-assessable.

2.

The shares of Common Stock initially issuable upon conversion of the Perpetual Strike Preferred Stock (the “Conversion Shares”) have been duly authorized by all necessary corporate action of the Company and reserved for issuance upon conversion of the Perpetual Strike Preferred Stock and, assuming issuance of the Conversion Shares upon conversion of the Perpetual Strike Preferred Stock on the date hereof in accordance with the terms of the Certificate of Designations, would be validly issued, fully paid and non-assessable.

In rendering the opinion in numbered paragraph 2 of this letter, we have assumed that (a) the Company will comply with all applicable notice requirements regarding un-certificated shares provided in the DGCL; and (b) the Perpetual Strike Preferred Stock is held and converted by a single holder thereof.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed with the Commission on or about February 5, 2025, and to the reference to our firm contained in the Prospectus Supplement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP